EXHIBIT 10.1

American Power Group Corporation

Amendment Number 1 To Employment Agreement

WHEREAS, American Power Group Corporation (the “Company”) and Maury Needham entered an Employment Agreement on April 1, 2003;

WHEREAS, the Company desires to make certain changes to the Employment Agreement;

WHEREAS, Maury Needham will consider certain changes to the Employment Agreement;

WHEREAS, Paragraph 11.2 of the Employment Agreement provides for amending said Employment

Agreement if both parties concur and sign in writing;

NOWTHEREFORE, the following changes have been mutually agreed to:

1.	Paragraph 7.4 Amounts Payable Upon Termination

The body of Paragraph 7.4 is deleted in its entirety and replaced with the following:

7.4 Amounts Payable Upon Termination. Upon termination of the Employee’s employment with the Company in accordance with clause (b), (d) or (e) of Section 7.1, all compensation and benefits under this Agreement will cease, effective the date of termination. Upon termination of the Employee’s employment with the Company in accordance with clause (a) and (c) of Section 7.1, all compensation under Sections 5.1 through 5.7 shall cease, effective upon the date of termination; provided, however, that if (i) the Employee executes a release in favor of the Company substantially in the form annexed hereto as Exhibit A not later than 30 days after such termination and (ii) the period in which the Employee is entitled to revoke such release has expired without any such revocation, then, beginning on the 45th day after the date of such termination, the Employee shall continue to receive, for a period of three months from the date of Employee’s notice of termination given pursuant to Section 7.1(c) the following: (i) Base Salary, paid at the same salary rate being paid on the date of termination, in accordance with the Company’s regular payroll practices (with the first such payment including all amounts due from the date of termination through the date of such first payment), and (ii) the benefits described in Section 6. Other than as specifically set forth in Sections 6.2, 7.1, and this Section 7.4, the Employee will not be entitled to receive any compensation or benefits after termination of his employment with the Company.

There being no other changes, the balance of the Employment Agreement remains unchanged.

BY SIGNATURE BELOW, the Parties hereby mutually agree to the amendment as described herein,

Employee		Company

/s/ Maury Needham		/s/ Charles Coppa
Maury Needham		Charles Coppa
Chairman		Chief Financial Officer

Date:	January 11, 2017